Exhibit 10.90

FIRST AMENDMENT TO THE 2001 RESTATEMENT OF

THE HARRAH’S ENTERTAINMENT, INC. SAVINGS AND RETIREMENT PLAN

WHEREAS, Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), has established and maintains the 2001 Restatement of the Harrah’s Entertainment, Inc. Savings and Retirement Plan (the “Plan ”) for the benefit of its eligible employees and the eligible employees of certain participating companies; and

WHEREAS, amendment of the Plan is desirable to obtain a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the Plan and to make certain other administrative changes that do not involve an increase in cost of Plan benefits; and

WHEREAS, Section 14.2 of the Plan peffi1its both the General Counsel of the Company and the Vice President, Human Resources of the Company individually to adopt amendments to the Plan that are necessary to bring the Plan into confoffi1ity with legal requirements or that will improve Plan administration without increasing in cost of Plan benefits.

NOW, THEREFORE, BE IT RESOLVED that, pursuant to the power and authority reserved by Section 14.2 of the Plan to the Company’s General Counselor the Vice President, Human Resources, the Plan is hereby amended as follows, effective January 1, 1997, except as provided herein:

1.  By substituting for Section 1.10 of the Plan as follows

“Break in Service” of an Employee or former Employee means a Plan Year during which he did not have more than 500 Hours of Service.”

2.  By substituting for Section 2.1 (c) of the Plan as follows:

“Any Employee whose participation under Section 2.1(a) and/or 2.1(b) terminates may again begin participating as soon as practicable following his first subsequent Hour of Service as an Eligible Employee.”

3.  By adding as the penultimate paragraph of Section 3.5(a) of the Plan as follows:

“The election of the Current Year Testing Method is effective as of January 1, 1997, notwithstanding contrary language in Item 23 of the prior Plan amendment dated as of January 1, 1998.”

4.  By adding as the second sentence to subsection 3.5(b) (iii) of the Plan as follows:

“In the event that the Plan ever uses the Prior Year Testing Method, any Qualified Nonelective Contribution shall be contributed by the end of the relevant testing year.”

5.  By adding to the end of subsection 3.5(b) (IV) of the Plan the following:

“To the extent that any excess contribution that is distributed pursuant to this subsection, any Matching Contribution relating 1:0 such excess contribution will be forfeited.”

6.  By adding as the penultimate paragraph of the Section 3.6(a) of the Plan as follows:

“The election of the Current Year Testing Method is effective as of January 1, 1997, notwithstanding contrary language in Item 23 of the prior Plan amendment dated as of January 1, 1998.”

7.  By adding as the second sentence to subsection 3.6(b) (IV) of the Plan as follows:

“In the event that the Plan ever uses the prior Year Testing Method, any Qualified Matching Contribution shall be contributed by the end of the relevant testing year.”

8.  By substituting for the first sentence of Section 3.7(b) of the Plan the following:

“If the requirements of subsection (a) are not satisfied, the amount of such excess will first be an excess aggregate contribution and next an excess contribution and the corresponding contribution will be reduced and distributed to Highly Compensated Employees in the manner described in the applicable provisions of Sections 3.5 and 3.6.”

9.  By substituting for Section 7.2(d) of the Plan the following:

“(d) If the Participant is subsequently reemployed before he has a Forfeiture Break in Service, the Participant’s vested portion of these Accounts at any time shall equal P [AB+(R x D)] -(R x D). For purposes of applying the formula: P is the vested percentage of the relevant time; AB is the combined balance of the Matching and Prior Plan Accounts at the relevant time; D is the amount of any distribution made to the Participant from the Matching and Prior Plan Accounts; and R is the ratio of the balance of such Accounts at the relevant time to the balance of such Accounts after any such distribution.”

10.  Effective January, 2002, by substituting for Section 7.4 of the Plan the following:

“Use of Forfeitures. Forfeitures shall first be used to the extent necessary to restore the Matching and Prior Plan Accounts of rehired Participants (as provided in Section 7.3). Any remaining Forfeitures may be included in, reduce and be considered part of the Company’s Matching Contribution for the Plan Year and/or part of any other Company special contribution necessary to make any type of corrections described in Section 13.11 and to pay administrative expenses.”

11.  By substituting the word “Company” for the word “Employer” in Section 7.5(e) of the Plan.

12.  By adding to the end of Section 8.3(a) of the Plan the following:

“Notwithstanding anything in the Plan to the contrary, no Participant may make a withdrawal from his 401(k) and Qualified Account until he attains age 59-1/2 or he has a financial hardship (as provided in Section 8.6).”

13.  By substituting for Section .2(b) of the Plan the following:

“(d) in cash installments paid over the lesser of (I) a period not to exceed 15 years or (II) the Participant’s life expectancy as determined in accordance with Code Section 401 (a) (9) and the regulations thereunder.”

14.  By substituting for the second and third sentences of Section 13.11 of the Plan the following:

“Such corrective actions may include debiting or crediting a Participant’s or Beneficiary’s Accounts or allocating Forfeitures and/or special contributions made by the Employers to the Plan for purposes of correcting any failure to make contributions on a timely basis or properly allocate contributions, forfeitures, or income, expenses, gains and losses. The Administrator, acting in its sole discretion, shall determine (a) to what extent corrections of any type will be funded with Forfeitures, special contributions or a combination of both, (b) the amount of any such special contributions, including any approximate amounts, required to be made by the Employers, and ( c ) how to allocate the cost of such corrections among Employers.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by its duly authorized officer on this 22 day of July, 2002.

HARRAH’S ENTERTAINMENT, INC.
By /s/ Elaine Lo
Elaine Lo
Vice President, Compensation & Benefits

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